Exhibit 99.1

Jones Soda Co. Reports Fiscal 2016 Second Quarter Results

Company Reports Case Volume & Revenue Growth

SEATTLE--(BUSINESS WIRE)--August 4, 2016--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2016.

For the second quarter of 2016, the Company reported revenue of $4.3 million, up 1% over the second quarter of 2015, based on case volume growth of 7.0%. The Company improved to a net loss for the second quarter of 2016 of $65,000 or $(0.00) per share, compared to a net loss of $116,000 or $(0.01) per share, for the second quarter of 2015.

Commenting on the Company’s performance, CEO Jennifer Cue stated, “I continue to be excited about all of the opportunities for the Jones Soda brand, and for our new brand, Lemoncocco. During the second quarter of 2016, we made continued operational improvement resulting in positive operating income for the first six months of the year, a significant accomplishment.”

Second Quarter Review - Comparison of Quarters Ended June 30, 2016 and 2015

  Revenue increased 1% compared to last year.
  Case sales volume increased 7.0% compared to last year.
  Gross margin increased to 25.2% of revenue, compared to 24.7% last year.
  Net loss improved to $65,000 or $(0.00) per share, compared to a net loss of $116,000 or $(0.00) per share last year.

Year-to-date Review - Comparison of Six Months Ended June 30, 2016 and 2015

  Revenue increased 19.9% compared to last year.
  Case sales volume increased 34.6% compared to last year.
  Gross margin increased to 26.3% of revenue, compared to 25.1% last year.
  Net loss improved to $16,000 or $(0.00) per share, compared to a net loss of $394,000 or $(0.01) per share last year.

Conference Call

The Company will discuss its results for the quarter ended June 30, 2016, on its scheduled conference call today, August 4, 2016, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or http://www.jonessoda.com/pages/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2645 (confirmation code: 7486449) In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 7486449) through August 11, 2016, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB:JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch®, Jones Stripped™ and LEMONCOCCO™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories and 8 grams of sugar. Jones Soda is sold across North America through traditional beverage retailers and in many retailers where you would not expect to find carbonated beverages. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2016; consumer response to and market acceptance of 7-Select® , the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products;its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 24, 2016. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(In thousands, except share data)
Revenue	$4,304	$4,262	$8,578	$7,155
Cost of goods sold	3,218	3,209	6,320	5,360
Gross profit	1,086	1,053	2,258	1,795
Gross profit %	25.2%	24.7%	26.3%	25.1%

Operating expenses:
Selling and marketing	505	542	1,047	974
General and administrative	587	603	1,151	1,142
	1,092	1,145	2,198	2,116
Income (loss) from operations	(6)	(92)	60	(321)
Interest expense	(21)	(16)	(43)	(24)
Other (expense) income, net	(29)	2	(17)	(33)
Loss before income taxes	(56)	(106)	-	(378)
Income tax expense, net	(9)	(10)	(16)	(16)
Net loss	$(65)	$(116)	$(16)	$(394)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Weighted average basic and diluted common shares outstanding	41,315,727	41,075,505	41,315,308	41,023,950

	Three months ended June 30,		Six months ended June 30,
Case sale data (288-ounce equivalent)	2016	2015	2016	2015
Finished product cases	335,000	313,000	724,000	538,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$584	$772
Accounts receivable, net of allowance of $37 and $27	2,736	1,840
Inventory	2,514	2,569
Prepaid expenses and other current assets	80	116
Total current assets	5,914	5,297
Fixed assets, net of accumulated depreciation of $915 and $907	32	37
Other assets	21	20
Total assets	$5,967	$5,354
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,727	$1,786
Line of credit	1,187	908
Accrued expenses	1,059	850
Taxes payable	44	30
Other current liabilities	-	2
Total current liabilities	4,017	3,576
Deferred rent	11	11
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,317,394 shares and 41,314,894 shares, respectively	53,765	53,764
Additional paid-in capital	8,544	8,467
Accumulated other comprehensive income	323	213
Accumulated deficit	(60,693)	(60,677)
Total shareholders’ equity	1,939	1,767
Total liabilities and shareholders’ equity	$5,967	$5,354

CONTACT:
Jones Soda Co.
Max Schroedl, 206-624-3357
VP of Finance
finance@jonessoda.com